FOR IMMEDIATE RELEASE
Exhibit 99.1
Contact:    William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
williamlowe@KEMET.com
864-963-6484

KEMET ANNOUNCES CLASS ACTION SETTLEMENT AGREEMENT REACHED BY NEC TOKIN; ACQUISITION OF NEC TOKIN NOW ONE STEP CLOSER

Greenville, South Carolina (May 3, 2016) – KEMET Corporation (NYSE: KEM) (“KEMET”), a leading global supplier of electronic components, today announced that NEC TOKIN Corporation, a joint venture between KEMET Electronics Corporation and NEC Corporation, reached a preliminary settlement with plaintiffs in two related U.S. antitrust class action suits.

“A significant hurdle to our acquisition of NEC TOKIN has been cleared,” stated Per Loof, KEMET’s Chief Executive Officer. “This settlement helps to open a path for implementation of our plan to complete the acquisition. We have been working closely with NEC Corporation to develop the strategy for the consummation of the acquisition and hope to be able to communicate to the investment community in a reasonable time frame the mechanics and timing of the closing of the acquisition. This agreement as well as the governmental fines assessed to NEC TOKIN, to date the most significant of which permit payments over time, will allow us to continue to follow our business strategies upon combination. While we still await some government jurisdictions to complete their review and assess any potential liability, our target is to complete a transaction later this calendar year. We believe that the transaction will benefit the ongoing businesses of KEMET and NEC TOKIN, providing increased shareholder value well into the future,” continued Loof.

Pursuant to the terms of the settlement that has been reached in principle, in consideration of its release from the class action suits, NEC TOKIN will pay an aggregate $37.25 million to a settlement class of direct purchasers of capacitors and a settlement class of indirect purchasers of capacitors. Payments shall be made in installments, with the initial installment due 15 days after execution of the definitive settlement agreement, and annual installments extending through December, 2019. NEC TOKIN and the plaintiffs are working to finalize the settlement in a definitive settlement agreement, the terms of which are subject to court approval.

NEC TOKIN, a Japanese corporation, is a joint venture in which KEMET’s wholly-owned subsidiary, KEMET Electronics Corporation, owns a 34% equity interest and 51% voting ownership interest, and NEC Corporation (together with a subsidiary thereof) owns a 66% equity interest and 49% voting ownership interest.

KEMET Announces Class Action Settlement Agreement Reached by NEC TOKIN
May 3, 2016

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

QUIET PERIOD

Beginning July 1, 2016, we will observe a quiet period during which the information provided in this news release and annual report on Form 10-K will no longer constitute our current expectations. During the quiet period, this information should be considered to be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate; (ii) continued net losses could impact our ability to realize current operating plans and could materially adversely affect our liquidity and our ability to continue to operate; (iii) adverse economic conditions could cause the write down of long-lived assets or goodwill; (iv) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased materials; (v) changes in the competitive environment; (vi) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vii) economic, political, or regulatory changes in the countries in which we operate; (viii) difficulties, delays or unexpected costs in completing the restructuring plans; (ix) equity method investment in NEC TOKIN exposes us to a variety of risks; (x) acquisitions and other strategic transactions expose us to a variety of risks; (xi) possible acquisition of NEC TOKIN may not achieve all of the anticipated results; (xii) our business could be negatively impacted by increased regulatory scrutiny and litigation; (xiii) inability to attract, train and retain effective employees and management; (xiv) inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xv) exposure to claims alleging product defects; (xvi) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xvii) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xviii) volatility of financial and credit markets affecting our access to capital; (xix) the need to reduce the total costs of our products to remain competitive; (xx) potential limitation on the use of net operating losses to offset possible future taxable income; (xxi) restrictions in our debt agreements that limit

KEMET Announces Class Action Settlement Agreement Reached by NEC TOKIN
May 3, 2016

our flexibility in operating our business; (xxii) failure of our information technology systems to function properly or our failure to control unauthorized access to our systems may cause business disruptions; (xxiii) additional exercise of the warrant by K Equity which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions; and (xxiv) fluctuation in distributor sales could adversely affect our results of operations.